As filed with the Securities and Exchange Commission on December 26, 2019

Registration Nos. 333-229955, 333-223588,

333-218088, 333-216757, 333-210017,

333-202645, 333-194332, 333-187089,

333-179988, 333-176373

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-229955

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-223588

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-218088

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-216757

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-210017

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-202645

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-194332

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-187089

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-179988

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-176373

UNDER

THE SECURITIES ACT OF 1933

CARBONITE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	33-1111329
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2 Avenue de Lafayette Boston, Massachusetts 02111 (617) 587-1100 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2011 Equity Award Plan

Carbonite, Inc. Employee Stock Purchase Plan

Amended and Restated 2005 Stock Incentive Plan

Gordon A. Davies

Secretary

Carbonite, Inc.

c/o Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L 0A1

(519) 888-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Carbonite, Inc. (the “Company”):

File No. 333-229955, filed with the Securities Exchange Commission (the “Commission”) on February 28, 2019, pertaining to the registration of 1,356,925 shares of common stock, $.01 par value per share of the Company (“Common Stock”) issuable under the 2011 Equity Award Plan.

File No. 333-223588, filed with the Commission on March 12, 2018, pertaining to the registration of 1,127,284 shares of Common Stock, $.01 par value per share of the Company issuable under the 2011 Equity Award Plan.

File No. 333-218088, filed with the Commission on May 8, 2017, pertaining to the registration of 600,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Carbonite, Inc. Employee Stock Purchase Plan.

File No. 333-216757, filed with the Commission on March 16, 2017, pertaining to the registration of 1,088,671 shares of common stock, $.01 par value per share of the Company issuable under the 2011 Equity Award Plan.

File No. 333-210017, filed with the Commission on March 8, 2016, pertaining to the registration of 1,110,272 shares of common stock, $.01 par value per share of the Company issuable under the 2011 Equity Award Plan.

File No. 333-202645, filed with the Commission on March 10, 2015, pertaining to the registration of 1,088,309 shares of Common Stock, $.01 par value per share of the Company issuable under the 2011 Equity Award Plan.

File No. 333-194332, filed with the Commission on March 5, 2014, pertaining to the registration of 1,061,599 shares of Common Stock, $.01 par value per share of the Company issuable under the 2011 Equity Award Plan.

File No. 333-187089, filed with the Commission on March 6, 2013, pertaining to the registration of 1,032,244 shares of Common Stock, $.01 par value per share of the Company issuable under the 2011 Equity Award Plan.

File No. 333-179988, filed with the Commission on March 3, 2012, pertaining to the registration of 1,005,493 shares of Common Stock, $.01 par value per share of the Company issuable under the 2011 Equity Award Plan.

File No. 333-176373, filed with the Commission on August 17, 2011, pertaining to the registration of 3,515,658 shares of Common Stock, $.01 par value per share of the Company issuable under the Amended and Restated 2005 Stock Incentive Plan, and 1,662,000 shares of Common Stock, $.01 par value per share of the Company issuable under the 2011 Equity Award Plan.

On November 10, 2019, the Company, Open Text Corporation, a corporation incorporated under the federal laws of Canada (“OpenText”), and Coral Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of OpenText (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”). The Agreement contemplated that Merger Sub would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a wholly owned subsidiary of OpenText. The Merger became effective on December 24, 2019 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

At the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger (other than each share (i) owned by OpenText or the Company or held by a wholly owned subsidiary of OpenText (including Merger Sub) or the Company, which will be cancelled and cease to exist without any payment being made with respect to such share or (ii) owned by the Company’s stockholders who are entitled to and who properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law with respect to such share) was converted into the right to receive $23.00 in cash, without interest, and net of applicable withholding of taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post–effective amendment any securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on December 26, 2019.

CARBONITE, INC.

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Madhu Ranganathan	Director, President and Treasurer	December 26, 2019
Madhu Ranganathan

/s/ Gordon A. Davies	Director and Secretary	December 26, 2019
Gordon A. Davies

[Signature Page to the Post-Effective Amendments to Form S-8]